Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Funds Group II on Form N-1A of our report dated February 24, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Interestholders of S&P 500 Stock Master Portfolio, a series of Master Investment Portfolio, which are also incorporated by reference into the Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Funds Group II.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 25, 2014